Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 22, 2017, relating to the financial statements and financial highlights, which appear in Virtus Opportunities Trust’s Annual Reports on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 26, 2018